UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

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                              HERCULES INCORPORATED
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    HERCULES SPECIAL COMMITTEE ANNOUNCES SUPPORT FOR FUTURE BY-LAW AMENDMENT

WILMINGTON, DE, JUNE 26, 2003 - Hercules Incorporated (NYSE: HPC) today announced that the Special Committee of the Company's Board of Directors has determined that, promptly following the announcement of the certified results of the current proxy contest, the members of the Special Committee will propose and vote in favor of amending the Company's by-laws to provide that directors be elected by plurality vote.

Under the Company's current by-laws, in order to be elected at the 2003 annual meeting, scheduled for July 25, 2003, directors must receive a majority vote of all issued and outstanding shares of Hercules common stock entitled to vote at the meeting. The Special Committee believes that this by-law provision is appropriate under the current circumstances -- where control of the Board and the Company is at stake (and no control premium or other consideration is being paid to shareholders) -- because it ensures that there will not be a change of control without the support of a majority of the equity of the Company. This same vote requirement -- a majority of the outstanding shares -- is the standard under Delaware law in connection with mergers and other change-of-control transactions, charter amendments, and other non-ordinary course events. The by-law provision has been in place for more than 15 years and none of the Company's current directors were members of the Board when it was adopted.

Following the proxy contest, and the action proposed to be taken by the current members of the Special Committee, the Company's by-laws would be amended to provide that a plurality of the vote cast will be sufficient to elect Hercules directors.

                                      # # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

Media Contact:     John S. Riley    (302) 594-6025
Investor Contact:  Allen A. Spizzo  (302) 594-6491